BELL MICROPRODUCTS

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668

ir@bellmicro.com

FOR IMMEDIATE RELEASE

BELL MICROPRODUCTS REPORTS FOURTH QUARTER AND YEAR END RESULTS
Annual Revenues Grew 13% to a Record of $3.2 Billion
North American and Latin American Regions Continue to Post Solid Performance
Significant Progress on European Restructuring – Expecting Improved Results in 2006

SAN JOSE, CA—(February 22, 2006)— Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the fourth quarter and full year ended December 31, 2005.

Revenues for the fourth quarter of 2005 reached a record $842 million, increasing 4% over 2004’s fourth quarter of $808 million, and up 11% from third quarter 2005 revenues of $759 million. Excluding the restructuring costs and special charges, the adjusted net earnings for the quarter ended December 31, 2005 were $2.4 million, or $0.08 per share on 30.5 million diluted shares. The Company incurred an $11.8 million after tax charge during the fourth quarter for restructuring actions in Europe and the termination of a components supply program in North America. After giving effect to these charges, the GAAP net loss for the fourth quarter of 2005 was $9.4 million or $0.31 per share, on 29.9 million basic shares. This compares to last year’s fourth quarter net earnings of $5.8 million or $0.20 per share on 29.3 million diluted shares. Excluding the effect of currency translation of approximately $23 million, fourth quarter non-GAAP revenue growth was 7% over last year’s fourth quarter.

Revenues for 2005 also reached a record $3.19 billion, increasing 13% over 2004 revenues of $2.83 billion. Excluding the restructuring costs and special charges, the adjusted net earnings for the year ended December 31, 2005 were $12.3 million, or $0.41 per share on 30.1 million diluted shares. After giving effect to these charges, the GAAP net earnings for 2005 were $0.5 million or $0.02 per share, on 30.1 million diluted shares. This compares to 2004 net earnings of $11.3 million or $0.40 per share on 28.4 million diluted shares.

Commenting on the fourth quarter and 2005 financial results, W. Donald Bell, President and Chief Executive Officer of Bell Microproducts said, “As described in our preliminary earnings release in early January, we are pleased with our sales and operating profit performance in our North America distribution business and our enterprise business units – Rorke Data and Total Tec Systems. Our Latin American operations, driven by our in-country presence in Mexico, Chile, and Brazil, also performed well. Overall, our Americas’ operations had a strong quarter and year, with full-year and fourth quarter operating margins above 2%.”

“We made significant progress in our European restructuring initiatives and completed the acquisition of MCE during the fourth quarter. OpenPSL, our UK-based enterprise business unit and MCE both contributed positively to our European financial results during the quarter.”

Mr. Bell continued, “Our primary focus in our European distribution business during the fourth quarter was to ensure that we drove substantial cost reduction actions and repositioned these operations. We made significant progress in this area through reductions in personnel and other expenses, elimination of unprofitable business lines, closure of our in-country operations in Sweden, completion of a sale/leaseback arrangement of our UK headquarters, rationalization of space in our Birmingham, UK distribution center, and increasing our distribution capabilities on the Continent. These actions will improve profitability by approximately $8 million annually and we expect to see a substantial impact from these initiatives beginning in the first quarter of 2006.”

“At the same time we invested in higher profit programs and value added services focused on Enterprise and Industrial customers in the UK and on the Continent. We have added new sales leadership and added other resources with proven experience in serving these higher margin areas.”

Geographic Highlights

•	Revenue in the fourth quarter of 2005 was split among the Company’s geographies as follows: North America 45%, Europe 42%, and Latin America 13%. For the full year, the revenue split was North America 44%, Europe 43% and Latin America 13%.

•	North American revenue increased 6% compared to the fourth quarter of 2004. For the full year North America revenue increased 19%.

•	Latin American revenue increased 33% compared to the fourth quarter of 2004. For the full year Latin America revenue increased 20%.

•	European revenue declined 4% compared to the fourth quarter of 2004. After adjusting for the impact of currency translation, European revenue growth was 3% in local currency. For the full year, our European revenue increased 5% and in local currency grew 6%.

Solutions and Components and Peripherals Highlights

•	For the fourth quarter of 2005, Solutions represented 52% of the Company’s product mix and Components and Peripherals accounted for 48% of the mix. For the full year, Solutions represented 51% of the Company’s product mix and Components and Peripherals accounted for 49% of the mix.

•	Revenue in the Solutions category of the Company’s business grew 8% compared to the fourth quarter of 2004, driven by storage solutions, software, and services. For the full year, the Solutions category grew 11%.

•	Components and Peripherals sales were flat compared to the fourth quarter of 2004, due partially to the decision to exit some low-end disk drive business in Europe. For the full year, Components and Peripherals sales grew 15%.

Operating Trends

Excluding restructuring costs and special charges, adjusted Gross Margins were 7.2% for the fourth quarter and 7.3% for the year. On a GAAP basis, Gross Margins in the fourth quarter of 2005 were 7.0%. This compares with 8.0% in last year’s fourth quarter and 7.6% in the third quarter of 2005. For the year, Gross Margins on a GAAP basis were 7.2% compared with 7.8% in 2004. The decline in gross margin percentage for both the quarter and the year was largely due to the reduction in certain vendor incentives and market pressures in the Company’s European distribution operation.

Operating Expenses, excluding the restructuring costs and special charges in the fourth quarter, were reduced to 5.9% of sales as compared to 6.2% of sales in last year’s fourth quarter and 6.4% in the prior quarter. For the year, excluding the restructuring costs and special charges in the fourth quarter, Operating Expenses were 6.0% compared with 6.6% in 2004. On a GAAP basis, operating expenses were 7.9% of sales for the fourth quarter and 6.5% of sales for the year.

Inventories were $318 million at December 31, 2005 compared to $272 million at December 31, 2004 and $287 million at September 30, 2005. The primary reason for this increase was the acquisition during the fourth quarter of MCE. Days in inventory (DIO) were 37 days in the fourth quarter of 2005, compared to 33 days in the fourth quarter of 2004, and 37 days in the third quarter of 2005. Excluding the acquisition of MCE, DIO were 35 days in the fourth quarter of 2005.

Accounts Receivable was $422 million at December 31, 2005 compared to $376 million at December 31, 2004 and $394 million at September 30, 2005. Days sales outstanding (DSO) were 45 days in the fourth quarter of 2005 versus 42 days in the fourth quarter of 2004, and 47 days in the third quarter of 2005. Excluding the acquisition of MCE, DSO were 44 days in the fourth quarter of 2005.

The Company’s cash conversion cycle was 42 days in the fourth quarter of 2005 compared to 38 days in the fourth quarter of 2004 and 43 days in the third quarter of 2005. Total debt net of cash was $266 million as of December 31, 2005 compared to $220 million at December 31, 2004 and $245 million as of September 30, 2005. Excluding the acquisition of MCE, the cash conversion cycle was 41 days in the fourth quarter of 2005.

Management Discussion and Outlook

Mr. Bell concluded, “For both the year overall and the fourth quarter we achieved record revenues. Our Americas region performed at a high level. We are well positioned to grow profitably and increase our product lines and value-added services in these markets. While we’ve taken significant actions and made progress in our European operations during the fourth quarter, we still have substantial work to do to ensure this part of our business performs at acceptable levels. With the cost structure now closer to where it needs to be, we are actively implementing the next phase of our European plan, which is to drive revenue and margin in the Enterprise and Industrial market segments. I have temporarily moved to the U.K. to oversee the implementation of these initiatives and am working closely with our European management team on a day-to-day basis. We are confident that these actions will contribute to improved results and a differentiated business model in Europe like we have developed in North America.”

Conference Call on the Web

Bell Microproducts will host a conference call to discuss fourth quarter 2005 results at 12:00 Noon Eastern on Wednesday, February 22, 2006. A live Internet broadcast of the Company’s conference call will be available via the Company’s web site at www.bellmicro.com.

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The Company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including system design, integration, installation, maintenance, and other consulting services. Trained and certified technical personnel provide these services at Bell Microproducts’ ISO 9001:2000 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage products and Markvision memory modules, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Use of Non-GAAP Financial Measures

The Company believes presentation of earnings information excluding restructuring and special charges to be useful information regarding the operational performance of the Company’s business and more consistent with the earnings expectations previously provided that did not anticipate such charges. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company’s current views of our efforts to improve performance, particularly in Europe, the profitability impact and costs of the restructuring program that includes, among other measures, expense reductions and changes in product mix and market focus, and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2005		December 31, 2004
ASSETS
Current assets:
	$		$
Cash		29,927		13,294
Accounts receivable, net		421,535		376,017
Inventories		318,174		271,797
Prepaid expenses and other current assets		28,914		24,676

Total current assets		798,550		685,784

Property and equipment, net		13,212		42,805
Goodwill and other intangibles		109,968		102,012
Other assets		10,987		9,988
	$		$
Total assets		932,717		840,589

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
	$		$
Accounts payable		346,275		307,373
Borrowings under lines of credit		21,051		17,577
Short-term note payable and current portion of
long-term notes payable		10,639		12,183
Other accrued liabilities		66,047		72,164

Total current liabilities		444,012		409,297
Borrowings under lines of credit		107,733		42,686
Long-term notes payable		155,049		160,905
Other long-term liabilities		5,228		5,011
Total liabilities		712,022		617,899

Shareholders' equity:
Common Stock		178,873		167,705
Retained earnings		32,655		32,174
Other comprehensive income		9,167		22,811
Total shareholders' equity		220,965		222,690

	$		$
Total liabilities and shareholders’ equity		932,717		840,589

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales	$842,358	$808,427	$3,193,833	$2,827,777
Cost of sales	783,486	744,082	2,962,615	2,606,369

Gross profit	58,872	64,345	231,218	221,408
Selling, general and administrative expenses	49,973	50,052	190,585	185,240
Restructuring costs and special charges	16,515	-	16,515	-

Total operating expenses	66,488	50,052	207,100	185,240
Income (loss) from operations	(7,616)	14,293	24,118	36,168
Interest expense	(5,877)	(4,693)	(21,581)	(16,854)

Income (loss) before income taxes	(13,493)	9,600	2,537	19,314
Provision for (benefit from) income taxes	(4,107)	3,800	2,056	7,977

Net income (loss)	$(9,386)	$5,800	$481	$11,337

Earnings (loss) per share
Basic	$(0.31)	$0.20	$0.02	$0.41

Diluted	$(0.31)	$0.20	$0.02	$0.40

Shares used in per share calculation
Basic	29,906	28,407	29,299	27,665

Diluted	29,906	29,344	30,056	28,409

BELL MICROPRODUCTS INC.
Non-GAAP Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales	$842,358	$808,427	$3,193,833	$2,827,777
Cost of sales	781,757	744,082	2,960,886	2,606,369

Gross profit	60,601	64,345	232,947	221,408
Selling, general and administrative expenses	49,973	50,052	190,585	185,240
Restructuring costs and special charges	-	-	-	-

Total operating expenses	49,973	50,052	190,585	185,240
Income from operations	10,628	14,293	42,362	36,168
Interest expense	(5,877)	(4,693)	(21,581)	(16,854)

Income before income taxes	4,751	9,600	20,781	19,314
Provision for income taxes	2,358	3,800	8,521	7,977

Net income	$2,393	$5,800	$12,260	$11,337

Earnings per share
Basic	$0.08	$0.20	$0.42	$0.41

Diluted	$0.08	$0.20	$0.41	$0.40

Shares used in per share calculation
Basic	29,906	28,407	29,299	27,665

Diluted	30,486	29,344	30,056	28,409

Non-GAAP presentation does not include restructuring costs and special pre tax charges of $18,245 for the three months and twelve months ended December 31, 2005.